CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Aggregate offering price	Amount of registration fee(a)
3.45% Senior Notes due 2023	$350,000,000	$349,909,000	$47,740
Guarantee of 3.45% Senior Notes due 2023(b)			—
4.95% Senior Notes due 2043	$350,000,000	$347,560,500	$47,740
Guarantee of 4.95% Senior Notes due 2043(b)			—

(a)	The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-185192 by means of this prospectus supplement.
(b)	Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

Filed Pursuant to Rule 424(B)(5)
Registration No. 333-185192
333-185192-01

Prospectus supplement

(To prospectus dated November 29, 2012)

$700,000,000

Sunoco Logistics Partners Operations L.P.

$350,000,000 3.45% Senior Notes due 2023

$350,000,000 4.95% Senior Notes due 2043

Guaranteed By

Sunoco Logistics Partners L.P.

This is an offering by Sunoco Logistics Partners Operations L.P. of $350,000,000 of 3.45% Senior Notes due 2023 (the “2023 notes”) and $350,000,000 of 4.95% Senior Notes due 2043 (the “2043 notes” and, together with the 2023 notes, the “notes”). Interest is payable on the notes on January 15 and July 15 of each year beginning July 15, 2013. Interest on the notes will accrue from January 10, 2013. The 2023 notes will mature on January 15, 2023, and the 2043 notes will mature on January 15, 2043.

We may redeem all or part of the notes of either series at any time or from time to time at the applicable redemption prices described in this prospectus supplement under the caption “Description of the notes—Optional redemption.” The notes will not be entitled to the benefit of any sinking fund payment.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any future subordinated debt that we may incur. The notes will be fully and unconditionally guaranteed by our parent, Sunoco Logistics Partners L.P., on a senior unsecured basis so long as it guarantees any of our other long-term debt. The guarantee will rank equally in right of payment with all of the existing and future senior debt of the guarantor.

Investing in the notes involves risks. Please read “Risk factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per 2023 note	Total	Per 2043 note	Total
Public offering price(1)	99.974%	$349,909,000	99.303%	$347,560,500
Underwriting discount	0.650%	$2,275,000	0.875%	$3,062,500
Proceeds to Sunoco Logistics Partners Operations L.P. (before expenses)	99.324%	$347,634,000	98.428%	$344,498,000
(1)	Plus accrued interest from January 10, 2013 if delivery occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

It is expected that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company on or about January 10, 2013.

Joint book-running managers

J.P. Morgan	Citigroup

Mitsubishi UFJ Securities	Mizuho Securities	RBS

Co-managers

Deutsche Bank Securities	Goldman, Sachs & Co.	PNC Capital Markets LLC
Scotiabank	TD Securities	US Bancorp

Prospectus supplement dated January 7, 2013.

Sunoco Logistics Assets

Eagle Point
Nederland
Terminal
Nederland Terminal
Eagle Point Terminal
SXL - Crude
SXL - Refined Product
MVPL (Joint Venture)
WTG (Joint Venture)
Explorer (Joint Venture)
West Shore (Joint Venture)
Wolverine (Joint Venture)
Yellowstone (Joint Venture)
Inland (Joint Venture)

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the notes offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information included in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Tables of contents

Prospectus supplement

Prospectus dated November 29, 2012

Forward-looking statements

All of the statements, other than statements of historical fact, included or incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference contain “forward-looking” statements. These forward-looking statements discuss our goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, our management. Words such as “may,” “anticipates,” “believes,” “expects,” “estimates,” “planned,” “intends,” “projects,” “scheduled” or other similar phrases or expressions identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference.

Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions, any or all of which ultimately may prove to be inaccurate. These statements are also subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results projected, forecasted, estimated or budgeted, including, but not limited to, the following:

•	changes in demand for, or supply of, crude oil, refined petroleum products and natural gas liquids that impact demand for our pipeline, terminalling and storage services;

•	changes in the short-term and long-term demand for crude oil, refined petroleum products and natural gas liquids we buy and sell;

•	an increase in the competition encountered by our terminals, pipelines and acquisition and marketing operations;

•	our ability to successfully consummate announced acquisitions or expansions and integrate them into our existing business operations;

•	delays related to construction of, or work on, new or existing facilities and the issuance of applicable permits;

•	changes in the financial condition or operating results of joint ventures or other holdings in which we have an equity ownership interest;

•	changes in the general economic conditions in the United States;

•	changes in laws and regulations to which we are subject, including federal, state and local tax, safety, environmental and employment laws;

•	changes in regulations governing the composition of the products that we transport, terminal and store;

•	improvements in energy efficiency and technology resulting in reduced demand for petroleum products;

•	our ability to manage growth and/or control costs;

•	the ability of Energy Transfer Partners, L.P. (“ETP”) to successfully integrate our operations and employees, and realize anticipated synergies;

•	the effect of changes in accounting principles and tax laws and interpretations of both;

•

global and domestic economic repercussions, including disruptions in the crude oil, refined petroleum products and natural gas liquids markets, from terrorist activities, international hostilities and other events, and the government’s response thereto;

•	changes in the level of operating expenses and hazards related to operating facilities (including equipment malfunction, explosions, fires, spills and the effects of severe weather conditions);

•	the occurrence of operational hazards or unforeseen interruptions for which we may not be adequately insured;

•	the age of, and changes in the reliability and efficiency of, our operating facilities;

•	changes in the expected level of capital, operating or remediation spending related to environmental matters;

•	changes in insurance markets resulting in increased costs and reductions in the level and types of coverage available;

•	risks related to labor relations and workplace safety;

•	non-performance by or disputes with major customers, suppliers or other business partners;

•	changes in our tariff rates implemented by federal and/or state government regulators;

•

the amount of our debt, which could make us vulnerable to adverse general economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to competitors that have less debt, or have other adverse consequences;

•	restrictive covenants in our credit agreements and other debt agreements;

•	changes in our or ETP’s credit ratings, as assigned by ratings agencies;

•	the condition of the debt capital markets and equity capital markets in the United States, and our ability to raise capital in a cost-effective way;

•	performance of financial institutions impacting our liquidity, including those supporting our credit facilities;

•	the effectiveness of our risk management activities, including the use of derivative financial instruments to hedge commodity risks;

•	changes in interest rates on our outstanding debt, which could increase the costs of borrowing; and

•

the costs and effects of legal and administrative claims and proceedings against us or any entity in which we have an ownership interest, and changes in the status of, or the initiation of new litigation, claims or proceedings, to which we, or any entity in which we have an ownership interest, are a party.

These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. Please read “Risk factors” beginning on page S-10 of this prospectus supplement and page 5 of the accompanying prospectus for more information about important risks that you should consider before investing in the notes.

As used in this prospectus supplement, unless the context otherwise indicates, the terms “we,” “us,” “our” and similar terms mean Sunoco Logistics Partners Operations L.P., together with our operating subsidiaries. References to the “master partnership,” “our parent,” or “Sunoco Logistics Partners” refer to Sunoco Logistics Partners L.P. References to “ETP” mean Energy Transfer Partners, L.P., which owns and controls the general partner of the master partnership. Except where the context otherwise requires, references to, and descriptions of, our assets, operations and financial results include the assets, operations and financial results of the master partnership and its subsidiaries and predecessors.

Sunoco Logistics Partners Operations L.P.

Formed in December 2001 by Sunoco Logistics Partners, we are a Delaware limited partnership that owns and operates a logistics business, consisting of complementary pipeline, terminalling and acquisition and marketing assets, used in the purchase, sale, transportation and storage of crude oil, refined petroleum products and natural gas liquids. Our portfolio of geographically diverse assets earns revenues in 30 states located throughout the United States. Sunoco Logistics Partners conducts substantially all of its business through us. We are the borrower under the master partnership’s revolving credit facilities, and we are the issuer of the master partnership’s publicly traded notes, all of which are guaranteed by Sunoco Logistics Partners. Our financial results do not differ materially from those of Sunoco Logistics Partners. The number and dollar amount of reconciling items between our consolidated financial statements and those of Sunoco Logistics Partners are insignificant. All financial results presented or incorporated by reference in this prospectus supplement and the accompanying prospectus are those of Sunoco Logistics Partners.

Our business is comprised of four segments:

•	The Crude Oil Pipelines segment consists of approximately 5,400 miles of crude oil pipelines, located principally in Oklahoma and Texas.

•

The Crude Oil Acquisition and Marketing business gathers, purchases, markets and sells crude oil using our fleet of approximately 200 crude oil transport trucks and third-party assets; and approximately 120 crude oil truck unloading facilities.

•

The Terminal Facilities consist of an aggregate crude oil and refined petroleum products storage capacity of approximately 40 million barrels, including the 22 million barrel Nederland, Texas crude oil terminal; the 5 million barrel Eagle Point, New Jersey refined products and crude oil terminal; approximately 40 active refined petroleum products marketing terminals located in the northeast, midwest and southwest United States; and several refinery terminals located in the northeast United States.

•	The Refined Products Pipeline System consists of approximately 2,500 miles of refined product pipelines and joint venture interests in four refined products pipelines.

We generate revenues by charging tariffs for transporting refined products, crude oil and other hydrocarbons through our pipelines and by charging fees for storing refined products, crude oil and other hydrocarbons in, and for providing other services at, our terminals. We also generate revenues by acquiring and marketing domestic crude oil, refined petroleum products and natural gas liquids. Our policy is to purchase only commodity product for which we have a market and to structure our sales contracts so that price fluctuations for those products do not materially affect the margin we receive. We also seek to maintain a position that is substantially balanced within our various commodity purchase and sales activities. We do not enter into futures contracts or other derivative instruments to speculate on crude oil or refined products prices, as these activities could expose us to significant losses. We do use derivative contracts as economic hedges against price changes related to our forecasted refined products purchase and sale activities. These derivatives are intended to have equal and opposite effects on the purchase and sale activities.

Our business strategies

Our primary business strategies are to:

•	generate stable cash flows;

•	increase our pipeline and terminal throughput;

•	utilize our crude oil gathering assets to maximize value for producers;

•	pursue economically accretive organic growth opportunities;

•	continue to improve our operating efficiency and to reduce our costs; and

•	increase our cash distributions to unitholders.

Our competitive strengths

We believe that we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

•

We have a complementary portfolio of geographically and operationally diverse pipelines and terminal facilities that are strategically located in areas with high demand.    Our assets include refined product pipelines and terminals in the northeastern, midwestern and southwestern United States, a crude oil terminal on the Texas Gulf Coast, crude oil pipelines in Oklahoma, Texas and Michigan, and a crude oil pipeline that originates in Longview, Texas and passes through Louisiana, Arkansas, Mississippi, Tennessee, Kentucky and Ohio and terminates in Samaria, Michigan. We also own equity interests in four refined product pipelines located in the central and western regions of the United States. This geographic and asset diversity provides us with a base of stable cash flows.

•

Our pipelines and terminal facilities are efficient and well-maintained.    In recent years, we have made significant investments to upgrade our asset base. All of our refined product pipelines and terminal facilities and most of our crude oil pipelines are automated to provide continuous, real-time, operational data. We continually undertake internal inspection programs and other procedures to monitor the integrity of our pipelines.

•

Our integrated operations provide the energy industry with an efficient and cost-effective means to move products from the wellhead to the wholesale marketplace.    We provide diversified services for end users and consumers of crude oil, including the purchase and sale of crude oil gathered from the wellhead, transportation to refineries via truck and pipeline, and storage at terminals. Our pipeline systems also transport refined products from refineries to various terminals for distribution to the wholesale refined products markets.

•

Our executive officers and directors have extensive energy industry experience.    Our executive officers and directors have broad experience in the energy industry. As a result, we have the expertise to execute our business strategies and manage our assets and operations effectively. The master partnership’s general partner has adopted incentive compensation plans to closely align the interests of its executive officers with the interests of its other stakeholders.

2013 expansion capital plan

Our $700 million 2013 expansion capital plan consists of the following previously announced projects, as well as the continued expansion of our butane blending business, our Nederland Terminal and our Eagle Point Terminal:

•

Mariner East.    This is a pipeline project to deliver propane and ethane from the Marcellus Shale areas in Western Pennsylvania to Marcus Hook, Pennsylvania, where it will be processed, stored and distributed to various domestic and waterborne markets.

•	Mariner West. This is pipeline project to deliver ethane from the Marcellus Shale processing and fractionation areas in Western Pennsylvania to the Sarnia, Ontario petrochemical market.

•	Allegheny Access. This is a pipeline project to transport refined products from the Midwest to eastern Ohio and western Pennsylvania markets.

•

Permian Express Phase I.    This is a pipeline project to transport West Texas crude oil to Gulf Coast markets, providing continuous pipeline service from Wichita Falls, Texas to the Nederland/Beaumont, Texas markets.

•

West Texas Crude expansion projects.    These are pipeline projects being developed to deliver crude oil from West Texas to our Nederland Terminal, to the Mid-Valley Pipeline at Longview, Texas and to the Houston, Texas market.

Recent developments

Acquisition of Sunoco, Inc.

On October 5, 2012, Sunoco, Inc. was acquired by ETP. Prior to this transaction, Sunoco, Inc., through its wholly-owned subsidiary, Sunoco Partners LLC, served as the master partnership’s general partner and owned a two percent general partner interest, all of the incentive distribution rights and a 32.4 percent limited partner interest in the master partnership. In connection with the acquisition, Sunoco, Inc.’s interests in the general partner and the master partnership were contributed to ETP, resulting in a change of control of the master partnership’s general partner. As a result, the master partnership’s assets and liabilities are required to be adjusted to fair value on the closing date by application of “push-down” accounting. The new basis of accounting will be reflected in the master partnership’s financial statements beginning in the fourth quarter 2012. Due to these transactions, both the master partnership and Sunoco, Inc. became consolidated subsidiaries of ETP.

Distribution payment

On November 7, 2012, Sunoco Partners LLC, the general partner of the master partnership, declared a cash distribution of $0.5175 per common unit ($2.07 annualized), representing the distribution for the third quarter 2012. The distribution, in the total amount of $74 million, was paid on November 14, 2012 to common unitholders of record on November 8, 2012.

Our ownership, structure and management

We are the operating subsidiary of the master partnership. We and our subsidiaries conduct the master partnership’s operations and own its operating assets. Our general partner has sole responsibility for conducting our business and for managing our operations. The officers of our general partner are the same as the officers of Sunoco Partners LLC, the general partner of the master partnership. The sole director of our general partner is also a director of Sunoco Partners LLC.

Our principal executive offices are located at 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103, and our phone number is (866) 248-4344.

The following chart depicts the organization and ownership of us, our subsidiaries and the master partnership as of December 31, 2012.

Percentage Interest

Ownership of Sunoco Logistics Partners Operations L.P.
Sunoco Logistics Partners GP LLC General Partner Interest	0.01%
Sunoco Logistics Partners L.P. Limited Partner Interest	99.99%

Total	100.0%

Ownership of Sunoco Logistics Partners L.P.
Public Common Units	66.3%
Sunoco Partners LLC Common Units	31.7%
Sunoco Partners LLC General Partner Interest	2.0%

Total	100.0%

The offering

Issuer	Sunoco Logistics Partners Operations L.P.

Securities	$350,000,000 of 3.45% Senior Notes due 2023.
$350,000,000 of 4.95% Senior Notes due 2043.

Maturity dates	January 15, 2023 for the 2023 notes.
January 15, 2043 for the 2043 notes.

Interest payment dates	We will pay interest on the notes in arrears each January 15 and July 15, beginning July 15, 2013.

Mandatory redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes or to repurchase the notes at the option of the holders.

Optional redemption	We may redeem some or all of the notes of either series at any time or from time to time prior to maturity. If we elect to redeem the 2023 notes prior to October 15, 2022 (the date that is three months prior to the maturity date of the 2023 notes) or redeem the 2043 notes prior to July 15, 2042 (the date that is six months prior to the maturity date of the 2043 notes), we will pay an amount equal to the greater of 100% of the principal amount of the notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest on the notes, plus a make-whole premium. If we elect to redeem the 2023 notes on or after October 15, 2022 (the date that is three months prior to the maturity date of the 2023 notes) or redeem the 2043 notes on or after July 15, 2042 (the date that is six months prior to the maturity date of the 2043 notes), we will pay an amount equal to 100% of the principal amount of the notes to be redeemed. We will pay accrued and unpaid interest, if any, on the notes redeemed to the redemption date. Please read “Description of the notes—Optional redemption.”

Guarantees	The notes will be guaranteed by our parent, Sunoco Logistics Partners L.P., on a senior unsecured basis so long as it guarantees any of our other long-term debt. Any of our subsidiaries that in the future become guarantors or co-issuers of our long-term debt must guarantee the notes on the same basis. If we cannot make payments on the notes when they are due, the guarantors must make them instead.

Ranking

The notes will be our general unsecured obligations. The notes will rank equally in right of payment with all our existing and future senior debt, including debt under our revolving credit facilities, our outstanding 8.75% Senior Notes due 2014, 6.125% Senior Notes due

2016, 5.50% Senior Notes due 2020, 4.65% Senior Notes due 2022, 6.85% Senior Notes due 2040 and 6.10% Senior Notes due 2042 and senior in right of payment to any subordinated debt that we may incur. The parent guarantee of the notes will rank equally in right of payment with the guarantor’s existing and future senior debt, including Sunoco Logistics Partners’ guarantees of debt under our revolving credit facilities, our outstanding 8.75% Senior Notes due 2014, 6.125% Senior Notes due 2016, 5.50% Senior Notes due 2020, 4.65% Senior Notes due 2022, 6.85% Senior Notes due 2040 and 6.10% Senior Notes due 2042 and senior in right of payment to any subordinated debt the guarantor may incur. Neither we nor the guarantor currently has any secured debt outstanding.

Certain covenants	The indenture governing the notes limits our ability and the ability of our subsidiaries, among other things, to:

• create liens without equally and ratably securing the notes; and

• engage in certain sale and leaseback transactions.

The indenture also limits our ability to engage in mergers, consolidations and certain sales of assets.

These covenants are subject to important exceptions and qualifications, as described under “Description of the notes—Important covenants.”

Use of proceeds	We will use the net proceeds of this notes offering to repay in full the balance outstanding under our $350 million revolving credit facility, which was $93 million as of December 31, 2012, and the balance outstanding under the $200 million revolving credit facility under which Sunoco Partners Marketing & Terminals L.P. is the borrower, and we are the guarantor. The balance outstanding under this latter facility was $26 million as of December 31, 2012. We will use the remainder of the net proceeds for general partnership purposes, including to partially finance our $700 million 2013 expansion capital plan. Please read “Use of proceeds,” “Capitalization” and “Underwriting.”

Trustee	U.S. Bank National Association.

Governing law	The notes and the indenture will be governed by New York law.

Risk factors	Please read “Risk factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.

Risk factors

An investment in our senior notes involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference as provided under “Where you can find more information,” including our parent’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated by subsequent Quarterly Reports on Form 10-Q and the risk factors described under “Risk Factors” in such reports. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-looking statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described below, elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. If any of these risks occur, our business, financial condition, results of operations, cash flows or prospects could be adversely affected.

Risks related to the notes

The notes and the guarantee will be effectively subordinated to any secured debt of ours or the guarantor as well as to any debt of our non-guarantor subsidiaries, and, in the event of our bankruptcy or liquidation, holders of the notes will be paid from any assets remaining after payments to any holders of our secured debt.

The notes and the guarantee will be general unsecured senior obligations of us and the guarantor, respectively, and effectively subordinated to any secured debt that we or the guarantor may have to the extent of the value of the assets securing that debt. The indenture will permit the guarantor and us to incur secured debt provided certain conditions are met. The notes will be effectively subordinated to the liabilities of any of our subsidiaries unless such subsidiaries guarantee the notes in the future.

If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt will be entitled to be paid from our assets securing their debt before any payment may be made with respect to the notes. If any of the preceding events occur, we may not have sufficient assets to pay amounts due on our secured debt and the notes.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our general partner and Sunoco Logistics Partners within 45 days following the end of every quarter. Sunoco Logistics Partners’ partnership agreement requires it to distribute, on a quarterly basis, 100% of its available cash to its unitholders of record within 45 days following the end of every quarter. Available cash with respect to any quarter is generally all of our or Sunoco Logistics Partners’, as applicable, cash on hand at the end of such quarter, less cash reserves for certain purposes. The sole director of our general partner and the board of directors of Sunoco Logistics Partners’ general partner will determine the amount and timing of such distributions and have broad discretion to establish and make additions to our or Sunoco Logistics Partners’, as applicable, reserves or the reserves of our or Sunoco Logistics Partners’, as applicable, operating subsidiaries as they determine are necessary or appropriate. As a result, we and Sunoco Logistics Partners do not have the same flexibility as corporations or other entities that do not pay dividends or that have complete flexibility regarding the amounts they will distribute to their equity holders. Although our payment obligations to our partners are subordinate to our payment obligations to you, the timing and amount of our quarterly distributions to our partners could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes.

The notes have no established trading market or history, and liquidity of trading markets for the notes may be limited.

The notes of each series will constitute a new issue of securities with no established trading market. Although the underwriters have indicated that they intend to make a market in the notes of each series, they are not obligated to do so and any of their market-making activities may be terminated or limited at any time. In addition, we do not intend to apply for a listing of the notes on any securities exchange or interdealer quotation system. As a result, there can be no assurance as to the liquidity of markets that may develop for the notes, the ability of noteholders to sell their notes or the prices at which notes could be sold. The notes may trade at prices that are lower than their respective public offering price depending on many factors, including prevailing interest rates and the markets for similar securities. The liquidity of trading markets for the notes may also be adversely affected by general declines or disruptions in the markets for debt securities. Those market declines or disruptions could adversely affect the liquidity of and market for the notes independent of our financial performance or prospects.

Use of proceeds

We expect to receive net proceeds of approximately $691 million from the sale of $700 million in aggregate principal amount of notes we are offering, after deducting the underwriting discounts and estimated offering expenses.

We will use the net proceeds of this notes offering to repay in full the balance outstanding under our $350 million revolving credit facility, which was $93 million as of December 31, 2012, and the balance outstanding under the $200 million revolving credit facility under which Sunoco Partners Marketing & Terminals L.P. is the borrower, and we are the guarantor. The balance outstanding under this latter facility was $26 million as of December 31, 2012.

We will use the remainder of the net proceeds for general partnership purposes, including to partially finance our $700 million 2013 expansion capital plan described under “Summary—2013 expansion capital plan.”

Affiliates of certain of the underwriters participating in this offering are lenders under our revolving credit facilities and, accordingly, will receive a portion of the net proceeds of this offering through our payment on these facilities. Please read “Underwriting.”

Our $350 million revolving credit facility matures on August 22, 2016. Within the past year, we have used borrowings under this facility for general partnership purposes. The $200 million revolving credit facility matures on August 12, 2013. Within the past year, Sunoco Partners Marketing & Terminals L.P. has used borrowings under this facility to finance the purchase from time to time of eligible hedged hydrocarbon inventory. Our West Texas Gulf Pipe Line Company joint venture subsidiary is the borrower under a $35 million revolving credit facility that expires in April 2015. This credit facility is available to fund West Texas Gulf’s general corporate purposes including working capital and capital expenditures. As of December 31, 2012, the aggregate borrowings under all these revolving credit facilities had a weighted average interest rate of 1.75%.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for both Sunoco Logistics Partners L.P. and Sunoco Logistics Partners Operations L.P. for each of the periods indicated is as follows:

	Year Ended December 31,					Nine Months Ended September 30, 2012
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	3.77x	6.69x	5.68x	5.20x	4.28x	6.02x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investments, less capitalized interest.

Capitalization

The following table sets forth the cash and cash equivalents and total capitalization of Sunoco Logistics Partners as of September 30, 2012:

•	on an actual basis; and

•	as adjusted to give effect to our offering of the notes and the application of proceeds as described in “Use of proceeds.”

This table should be read together with our historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2012
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$2	$574

$350 million revolving credit facility—due August 2016(a)	96	—
$200 million revolving credit facility—due August 2013(b)	74	—
$35 million revolving credit facility—due April 2015(c)	9	9
8.75% Senior Notes due 2014	175	175
6.125% Senior Notes due 2016	175	175
5.50% Senior Notes due 2020	250	250
4.65% Senior Notes due 2022	300	300
6.85% Senior Notes due 2040	250	250
6.10% Senior Notes due 2042	300	300
3.45% Senior Notes due 2023	—	350
4.95% Senior Notes due 2043	—	350
Less unamortized bond discount	(2)	(5)

Total debt	1,627	2,154

Equity
Limited partners	1,254	1,254
General partner	44	44
Accumulated other comprehensive loss	(20)	(20)

Total Sunoco Logistics Partners L.P. Equity	1,278	1,278
Noncontrolling interests	101	101

Total equity	1,379	1,379

Total capitalization	$3,006	$3,533

(a)	As of December 31, 2012, we had $93 million outstanding under our $350 million revolving credit facility.

(b)	As of December 31, 2012, we had $26 million outstanding under our $200 million revolving credit facility.

(c)	As of December 31, 2012, we had $20 million outstanding under our $35 million revolving credit facility.

Description of the notes

We will issue the notes under an indenture governing our senior debt securities referred to in the accompanying prospectus, as supplemented by separate indenture supplements creating the notes of each series. The notes will be issued in the form of one or more global notes registered in the name of the nominee of the depository for the notes, The Depository Trust Company, as described in the accompanying prospectus under “Description of the Debt Securities—Book-Entry, Delivery and Form.” The following description and the description in the accompanying prospectus under “Description of the Debt Securities” summarize the material provisions of the notes, the indenture and the indenture supplements. These descriptions do not restate the indenture and the indenture supplements in their entirety. We urge you to read the indenture and the indenture supplements because they, and not this description, define your rights as a holder of the notes. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. After the closing of this offering, we will file a copy of the indenture supplement for each series of notes as an exhibit to a Current Report on Form 8-K filed by Sunoco Logistics Partners.

The notes are “senior debt securities” as that term is used in the accompanying prospectus. The description of the notes in this prospectus supplement replaces the description of the general provisions of the senior debt securities in the accompanying prospectus to the extent that the following description is inconsistent with those provisions.

In this “Description of the notes,” the expressions “we,” “our,” “us” or the like refer to Sunoco Logistics Partners Operations L.P., excluding its subsidiaries, and references to the indenture mean the indenture as supplemented by the indenture supplements creating the notes.

Principal and maturity

The 2023 notes will mature on January 15, 2023, unless sooner redeemed, and the 2043 notes will mature on January 15, 2043, unless sooner redeemed. The notes will not be entitled to the benefits of a sinking fund or mandatory redemption or repurchase requirements. We will issue the 2023 notes in an initial aggregate principal amount of $350 million and issue the 2043 notes in an initial aggregate principal amount of $350 million. Thereafter we may from time to time, without the consent of the existing holders, create and issue further notes of either series having the same terms and conditions as the notes of that series being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes of the same series.

The notes will be issued only in registered form without coupons, in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Interest

The notes will bear interest from January 10, 2013 at the annual rates set forth on the cover page of this prospectus supplement, payable semi-annually in arrears on January 15 and July 15 of each year (each an “interest payment date”) to noteholders in whose name the notes are registered at the close of business on January 1 or July 1 (whether or not a business day) preceding the applicable interest payment date. If an interest payment date or a redemption date occurs on a date that is not a business day, payment will be made on the next business day and no additional interest will accrue. Interest payments will commence on July 15, 2013. Under the indenture, a business day is any day, other than Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized by law, regulation or executive order to remain closed.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The notes of each series will be unsecured obligations of Sunoco Logistics Partners Operations L.P. The notes will rank equally in right of payment with all of our other existing and future senior debt from time to time outstanding, including debt under our revolving credit facilities and our outstanding 8.75% Senior Notes due 2014, 6.125% Senior Notes due 2016, 5.50% Senior Notes due 2020, 4.65% Senior Notes due in 2022, 6.85% Senior Notes due 2040 and 6.10% Senior Notes due in 2042, and senior in right of payment to any future subordinated debt that we may incur. The indenture does not limit our ability to incur additional debt.

Parent guarantee of notes

We are a subsidiary of the master partnership, Sunoco Logistics Partners L.P. Like the master partnership, we are also a holding company that conducts all of our operations through our subsidiaries. Initially the master partnership will fully and unconditionally guarantee the due and punctual payment of the principal, any premium and interest on the notes when and as they become due and payable, whether at stated maturity or otherwise. The master partnership has guaranteed our obligations under our revolving credit facilities and our outstanding 8.75% Senior Notes due 2014, 6.125% Senior Notes due 2016, 5.50% Senior Notes due 2020, 4.65% Senior Notes due in 2022, 6.85% Senior Notes due 2040 and 6.10% Senior Notes due in 2042. The master partnership’s guarantee of the notes will rank equally in right of payment with its other existing and future senior debt from time to time outstanding, including the master partnership’s guarantees under our revolving credit facilities, our outstanding 8.75% Senior Notes due 2014, 6.125% Senior Notes due 2016, 5.50% Senior Notes due 2020, 4.65% Senior Notes due in 2022, 6.85% Senior Notes due 2040 and 6.10% Senior Notes due in 2042, and senior in right of payment to any future subordinated debt that the guarantor may incur.

The parent guarantee provides that upon a default in payment of principal or any premium or interest on a note, the holder of the note may institute legal proceedings directly against the guarantor to enforce the guarantee without first proceeding against us. The guarantor is obligated under its guarantee only up to an amount that would not constitute a fraudulent conveyance or fraudulent transfer under federal or state law.

Addition and releases of guarantors

The indenture also requires our subsidiaries that in the future become guarantors or co-obligors of our Funded Debt, as defined below, to fully and unconditionally guarantee, as “guarantors,” our payment obligations on the notes.

In the indenture, the term “subsidiary” means, with respect to any person:

•	any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers, trustees or equivalent persons thereof is at the time of determination owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof; or

•

any partnership of which more than 50% of the partner’s equity interests, considering all partners’ equity interests as a single class, is at the time of determination owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

“Funded Debt” means all debt:

•	maturing one year or more from the date of its creation;

•

directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the debt, to a date one year or more from the date of its creation; or

•	under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

The term “debt” means, with respect to any specified person, any obligation created or assumed by such person for the repayment of borrowed money and any guarantee thereof.

The guarantee of the master partnership or any future subsidiary guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to the notes as described in the accompanying prospectus under “Description of the Debt Securities—Defeasance,” then any subsidiary guarantor will be released with respect to the notes. Further, if no default has occurred and is continuing under the indenture with respect to the notes, the master partnership or any future subsidiary guarantor will be unconditionally released and discharged from its guarantee:

•

in the case of any future subsidiary guarantor, automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

•

in the case of any future subsidiary guarantor, automatically upon the merger of the subsidiary guarantor into us, the master partnership or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor;

•	in the case of the master partnership, automatically upon the merger of the master partnership into us or any subsidiary guarantor, or the liquidation or dissolution of the master partnership; or

•

in the case of the master partnership or any future subsidiary guarantor, following delivery of a written notice by us to the trustee, upon the release of all guarantees by the master partnership or such future subsidiary guarantor of any Funded Debt of ours other than any senior debt securities issued under the indenture, except a release as a result of payment under such guarantees.

Optional redemption

The 2023 notes will be redeemable, in whole or in part, at our option at any time prior to October 15, 2022 (the date that is three months prior to the maturity date of the 2023 notes) and the 2043 notes will be redeemable, in whole or in part, at our option at any time prior to July 15, 2042 (the date that is six months prior to the maturity date of the 2043 notes), at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points in the case of the 2023 notes and 30 basis points in the case of the 2043 notes;

plus, in either case, accrued and unpaid interest, if any, to the date of redemption. The actual redemption price, calculated as provided in this description, will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

On or after October 15, 2022 (the date that is three months prior to the maturity date of the 2023 notes), the 2023 notes will be redeemable, at our option, in whole or in part, at a price equal to 100% of the principal amount of the 2023 notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. On or after July 15, 2042 (the date that is six months prior to the maturity date of the 2043 notes), the 2043 notes will be redeemable, at our option, in whole or in part, at a price equal to 100% of the principal amount of the 2043 notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes of a series will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes of such series are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes of a series are redeemed at any time, the trustee will select the notes (or any portion of notes in integral multiples of $1,000) to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC’s customary practices.

In the indenture, the following terms have the meanings set forth below:

“Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes of a series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of such series.

“Comparable Treasury Price” means with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means either of J.P. Morgan Securities LLC or Citigroup Global Markets Inc. as specified by us, and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. and three other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by us; provided, that (1) if any of the foregoing shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer and (2) if we fail to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Important covenants

We are subject to certain covenants under the indenture with respect to the notes. In addition to the covenants described in the accompanying prospectus under “Description of the Debt Securities—Specific Covenants—Reports” and “—Consolidation, Merger or Sale,” we are subject to the following two additional important covenants:

Limitations on liens

We will not, nor will we permit any subsidiary to, create, assume, incur or suffer to exist any lien upon any Principal Property, as defined below, or upon any shares of capital stock of any subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture or thereafter acquired, to secure any of our debt or debt of any other person, other than the notes and any other senior debt securities issued under the indenture, without making effective provision for all of the notes outstanding under the indenture to be secured equally and ratably with, or prior to, that debt so long as that debt is so secured.

“Principal Property” means, whether owned or leased on the date of the indenture or thereafter acquired, any pipeline, terminal or other logistics property or asset of ours or any subsidiary, including any related property or asset employed in the transportation, distribution, storage, terminalling, processing or marketing of crude oil, refined products (including gasoline, diesel fuel, jet fuel, heating oil, distillates, liquefied petroleum gas, natural gas liquids, blend stocks, ethanol, xylene, toluene and petrochemical feedstocks) or fuel additives, that is located in the United States of America or any territory or political subdivision thereof, except:

(1) any of those properties or assets consisting of inventories, furniture, office fixtures and equipment, including data processing equipment, vehicles and equipment used on, or with, vehicles; and

(2) any of those properties or assets which, in the opinion of the board of directors of Sunoco Logistics Partners GP LLC, our general partner, is not material in relation to our activities or our subsidiaries, taken as a whole.

There is excluded from this restriction:

(1) Permitted Liens, as defined below;

(2) any lien upon any property or asset created at the time of acquisition of that property or asset by us or any subsidiary or within one year after that time to secure all or a portion of the purchase price for that property or asset or debt incurred to finance the purchase price, whether that debt was incurred prior to, at the time of or within one year after the date of the acquisition;

(3) any lien upon any property or asset to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of the construction, development, repair or improvements or the commencement of full operations thereof, whichever is later, to provide funds for that purpose;

(4) any lien upon any property or asset existing thereon at the time of the acquisition thereof by us or any subsidiary, whether or not the obligations secured thereby are assumed by us or any subsidiary; provided, however, that the lien only encumbers the property or asset so acquired;

(5) any lien upon any property or asset of an entity existing thereon at the time that entity becomes a subsidiary by acquisition, merger or otherwise; provided, however, that the lien only encumbers the property or asset of that entity at the time it becomes a subsidiary;

(6) any lien upon any property or asset of ours or any subsidiary in existence on the date the notes are first issued or provided for pursuant to agreements existing on that date, including, without limitation, pursuant to our revolving credit facility;

(7) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which we or the applicable subsidiary has not exhausted our or its appellate rights;

(8) any extension, renewal, refinancing, refunding or replacement, or successive extensions, renewals, refinancings, refundings or replacements, of liens, in whole or in part, referred to in clauses (1) through (7) above; provided, however, that any extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or asset covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of ours and our subsidiaries, including any premium, incurred in connection with any extension, renewal, refinancing, refunding or replacement; or

(9) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of ours or any subsidiary.

Notwithstanding the preceding, under the indenture, we may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any lien upon any Principal Property or upon any shares of capital stock of any subsidiary owning of leasing any Principal Property to secure debt of ours or any other person, other than the notes and any other debt securities issued under the indenture, that is not excepted by clauses (1) through (9) above, without securing the notes; provided that the aggregate principal amount of all debt then outstanding secured by that lien and all similar liens, together with all Attributable Indebtedness, as defined below, from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets, as defined below.

“Commodity Trading Obligations” with respect to any person, means the obligations of such person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the Board of Directors.

“Permitted Hedging Obligations” of any person shall mean (1) hedging obligations entered into in the ordinary course of business and in accordance with such person’s established risk management policies that are designed to protect such person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the debt being hedged thereby and (2) Commodity Trading Obligations.

“Permitted Liens” means:

(1) liens upon rights of way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanic’s, repairman’s, materialman’s, supplier’s, carrier’s, landlord’s, warehouseman’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(3) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(4) liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith;

(5) liens of, or to secure performance of, leases, other than capital leases;

(6) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

(7) any lien upon property or assets acquired or sold by us or any subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(8) any lien incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) any lien in favor of us or any subsidiary;

(10) any lien in favor of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any debt incurred by us or any subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to the lien;

(11) any lien securing industrial development, pollution control or similar revenue bonds;

(12) any lien securing debt of ours or any subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining “substantial concurrence,” taking into consideration, among other things, required notices to be given to holders of outstanding notes under the indenture in connection with the refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding notes under the indenture, including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by us or any subsidiary in connection therewith;

(13) liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute;

(14) any easements, exceptions or reservations in any property or assets of us or any subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of its business or the business of us and our subsidiaries, taken as a whole;

(15) liens securing Permitted Hedging Obligations; or

(16) any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting:

•	all current liabilities, excluding:

•	any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than one year after the time as of which the amount is being computed; and

•	current maturities of long-term debt; and

•	the value, net of any applicable reserves, of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth, or as on a pro forma basis would set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

Restriction on sale-leasebacks

We will not, and will not permit any of our subsidiaries to, engage in the sale or transfer by us or any subsidiary of any Principal Property to a person, other than us or a subsidiary, and the taking back by us or any subsidiary, as the case may be, of a lease of the Principal Property, which we call a Sale-Leaseback Transaction, unless:

(1) the Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on the Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) we or a subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from the Sale-Leaseback Transaction without equally and ratably securing the notes; or

(4) we or a subsidiary, within a one-year period after the Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from the Sale-Leaseback Transaction to:

•	the prepayment, repayment, redemption, reduction or retirement of any of our debt or debt of any subsidiary that is not subordinated to the notes; or

•	the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of our subsidiaries.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value, discounted at the rate set forth or implicit in the terms of the lease included in the transaction, of the total obligations of the lessee for rental payments, other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that constitute payments for property rights, during the remaining term of the lease included in the Sale-Leaseback Transaction, including any period for which the lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, the amount shall be the lesser of the amount determined assuming termination upon the first date the lease may be terminated, in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the amount determined assuming no termination.

Notwithstanding the preceding, the indenture provides that we may, and may permit any subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph above, provided that the Attributable Indebtedness from the Sale-Leaseback Transaction and any other Sale-Leaseback Transaction that is not so excepted, together with the aggregate principal amount of outstanding debt, other than the notes and any other senior debt securities issued under the indenture, secured by liens upon Principal Properties, or upon any shares of capital stock of any subsidiary owning or leasing any Principal Property, and in any case not excepted by clauses (1) through (9), inclusive, of the first paragraph of the limitation on liens covenant described above, does not exceed 10% of the Consolidated Net Tangible Assets.

Events of default

In addition to the “Events of Default” described in the accompanying prospectus under “Description of the Debt Securities—Events of Default, Remedies and Notice—Events of Default,” the following constitutes an “Event of Default” under the indenture in respect of the notes of each series:

•

the acceleration of the maturity of any other debt of ours or any of our subsidiaries or a default in the payment of any principal or interest in respect of any other debt of us or any of our subsidiaries having an outstanding principal amount of $25 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days.

Legal defeasance and covenant defeasance

The notes of each series will be subject to both legal defeasance and covenant defeasance as described in the accompanying prospectus under “Description of the Debt Securities—Defeasance.”

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect with respect to the notes of either series (except as to surviving rights of registration of transfer or exchange of the notes provided for in the indenture) when

•

either (1) all the notes of that series previously authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment we have deposited with the trustee money that has been repaid to us thereafter) have been delivered to the trustee for cancellation or (2) all such notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption;

•	we have deposited with the trustee as trust funds cash sufficient to pay in full at stated maturity or upon redemption all such notes not delivered to the trustee for cancellation; and

•	we have paid all other sums payable under the indenture by us with respect to such notes.

Certain United States federal income tax considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated and proposed thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We cannot assure you that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

This discussion is limited to persons purchasing the notes in this offering for cash at the “issue price” (the first price at which a substantial amount of the issue of notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and holding the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws or the Medicare tax on investment income) and any applicable state, local or foreign tax laws are not discussed. In addition, this discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s particular circumstances, or to holders subject to special rules, including, without limitation:

•	dealers in securities or currencies;

•	traders in securities, commodities or currencies;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle, conversion transaction, or other risk reduction transaction;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships, S corporations or other pass-through entities; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their tax advisors as to the specific tax consequences to them of acquiring, holding and disposing of the notes.

Investors considering the purchase of notes should consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership or disposition of the notes under U.S. federal estate or gift tax laws, and the applicability and effect of state, local or foreign tax laws and tax treaties.

Tax consequences to U.S. holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “U.S. holder” of the notes. The term “U.S. holder” means a beneficial owner of a note who or which is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity that is taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Interest on the notes

Stated interest paid or accrued on the notes generally will be taxable to you as ordinary income at the time such interest is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, exchange or disposition of the notes

You will recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference, if any, between:

•	the amount realized upon the disposition of the note (less any amount attributable to accrued interest, which will be taxable as interest to the extent not already included in income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the amount that you paid for the note. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to a reduced rate of tax. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

You may be subject to information reporting on interest on the notes and on the proceeds received upon the sale or other disposition (including a retirement or redemption) of the notes, and backup withholding also may apply to payments of such amounts. Certain U.S. holders are generally not subject to information reporting or backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish a taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed properly to report payments of interest or dividends; or

•	fail to certify under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability, if any, or you may claim a refund if you timely provide certain information to the IRS.

Tax consequences to non-U.S. holders

The following is a summary of certain U.S. federal income tax considerations that will apply to you if you are a “non-U.S. holder” of the notes. A “non-U.S. holder” is a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the notes

Interest paid on a note to you that is not effectively connected with your conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	you do not directly, indirectly or constructively, own 10% or more of our capital or profits interests;

•

you are not a “controlled foreign corporation” that is related to us through actual or constructive capital or profits interest ownership, and you are not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

(1) you certify in a statement provided to the applicable withholding agent, under penalties of perjury, that you are not a “U.S. person” within the meaning of the Code and provide your name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on your behalf certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and you, has received from you a statement, under penalties of perjury, that you are not a U.S. person and you provide the applicable withholding agent with a copy of such statement, or (3) you hold your note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, you may be entitled to a reduction in or an exemption from withholding tax on interest if you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and your country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If interest paid to you is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, you also maintain a U.S. permanent establishment to which such interest is attributable), then, although exempt from U.S. federal withholding tax (provided you provide the appropriate certification), you generally will be subject to U.S. federal income tax on such interest in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale, exchange or disposition of the notes

Any gain realized by you on the sale, exchange, retirement, redemption or other disposition of a note generally will not be subject to U.S. federal income tax (other than any amount allocable to accrued and unpaid interest, which generally will be taxable as interest and may be subject to the rules discussed above in “Tax consequences to non-U.S. holders—Interest on the notes) unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is also attributable to your permanent establishment in the United States); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you recognize gain described in the first bullet point above, you will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if you were a U.S. holder, and if you are a foreign corporation, you may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). If you are a non-U.S. holder described in the second bullet point above, you will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other disposition of the note, which may be offset by certain U.S. source capital losses, even though you are not considered a resident of the United States.

You should consult your tax advisor regarding potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

You generally will not be subject to backup withholding and information reporting with respect to payments of interest on the notes if you have provided the statement described above under “— Interest on the notes” and the applicable withholding agent does not have actual knowledge or reason to know that you are a “U.S. person,” within the meaning of the Code. In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption of a note) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Backup withholding is not an additional tax. A non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability, if any, or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, or gross proceeds from the sale or other disposition of, the notes paid to a “foreign financial institution” (as defined in the Code) or a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Under proposed Treasury Regulations, debt securities that were outstanding on or before January 1, 2013, are grandfathered from the application of the withholding rules under FATCA. For those that are not grandfathered (which would include the notes), the proposed Treasury Regulations and subsequent IRS guidance indicate that withholding under FATCA will apply to payments of interest on debt securities made on or after January 1, 2014, and to payments of gross proceeds from the sale or other disposition of debt securities on or after January 1, 2017.

The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as a result, it is not certain that the provisions under the proposed Treasury Regulations would become effective in their current form. Prospective investors should consult their tax advisors regarding these withholding provisions.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult their tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of the notes indicated in the following table:

Underwriter	Principal amount of 2023 notes	Principal amount of 2043 notes
J.P. Morgan Securities LLC	$80,500,000	$80,500,000
Citigroup Global Markets Inc.	80,500,000	80,500,000
Mitsubishi UFJ Securities (USA), Inc.	42,000,000	42,000,000
Mizuho Securities USA Inc.	42,000,000	42,000,000
RBS Securities Inc.	42,000,000	42,000,000
Deutsche Bank Securities Inc.	10,500,000	10,500,000
Goldman, Sachs & Co.	10,500,000	10,500,000
PNC Capital Markets LLC	10,500,000	10,500,000
Scotia Capital (USA) Inc.	10,500,000	10,500,000
TD Securities (USA) LLC	10,500,000	10,500,000
U.S. Bancorp Investments, Inc.	10,500,000	10,500,000

Total	$350,000,000	$350,000,000

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all the notes.

The notes of each series are new issues of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for each series of the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

Notes of each series sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.40% of the principal amount of the 2023 notes or up to 0.50% of the principal amount of the 2043 notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the 2023 notes or 0.25% of the principal amount of the 2043 notes to certain other dealers. After the initial offering of the notes to the public, the underwriters may change the offering price and other selling terms.

The following table summarizes the compensation to be paid by us to the underwriters:

	Per 2023 note	Total	Per 2043 note	Total
Underwriting discount paid by us	0.650%	$2,275,000	0.875%	$3,062,500

We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $1 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress. These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In addition, affiliates of certain of the underwriters are lenders and agents under certain of our credit facilities for which they receive interest and fees as provided in the credit agreements related to these facilities. Affiliates of each of the underwriters are lenders under our $350 million revolving credit facility. Affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., RBS Securities Inc., Deutsche Bank Securities Inc., PNC Capital Markets LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and U.S. Bancorp Investments, Inc. are lenders under the $200 million revolving credit facility under which Sunoco Partners Marketing & Terminals L.P. is the borrower and we are the guarantor. None of the foregoing affiliates of the underwriters is expected to receive greater than 5% of the net proceeds from this offering through our payment on these facilities. There is no conflict of interest between us and the underwriters under FINRA Rule 5121.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the company or its subsidiaries. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Legal

The validity of the notes will be passed upon for us by our counsel, Latham & Watkins LLP, Houston, Texas. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

Experts

The consolidated financial statements of Sunoco Logistics Partners L.P. appearing in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of Sunoco Logistics Partners L.P.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young, LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We and the master partnership have filed a registration statement with the Securities and Exchange Commission, or SEC, under the Securities Act that registers the securities offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us and the master partnership. We are not a reporting company under the Exchange Act. However, the master partnership, Sunoco Logistics Partners L.P., files annual, quarterly and other reports and other information with the SEC. You may read and copy any document the master partnership files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. The master partnership’s SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us and the master partnership at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information the master partnership has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that the master partnership files later with the SEC and that is deemed to be “filed” with the SEC will automatically update and supersede information contained in this prospectus supplement, the accompanying prospectus and in the other documents previously filed with the SEC, and may replace information contained in this prospectus supplement and the accompanying prospectus.

We incorporate the documents listed below and any future filings made by the master partnership with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering. These reports contain important information about us, our financial condition and our results of operations.

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 (filed on May 3, 2012), June 30, 2012 (filed on August 2, 2012), and September 30, 2012 (filed on November 8, 2012); and

•

Current Reports on Form 8-K filed on February 2, 2012, March 6, 2012, May 2, 2012, May 3, 2012, July 24, 2012, August 14, 2012, October 12, 2012, October 25, 2012, November 9, 2012, December 11, 2012 and January 7, 2013.

The master partnership makes available free of charge on or through its Internet website, www.sunocologistics.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on the master partnership’s Internet website is not part of this prospectus supplement or the accompanying prospectus (unless specifically incorporated by reference into this prospectus supplement or the accompanying prospectus as described above).

You may request a copy of any document incorporated by reference into this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103

(866) 248-4344

PROSPECTUS

Sunoco Logistics Partners L.P.

Common Units

Representing Limited Partner Interests

Sunoco Logistics Partners Operations L.P.

Debt Securities

Fully and Unconditionally Guaranteed by

Sunoco Logistics Partners L.P.

Sunoco Logistics Partners L.P. or selling unitholders may offer and sell, in one or more offerings from time to time, common units representing limited partner interests in Sunoco Logistics Partners L.P. Sunoco Logistics Partners L.P.’s common units are listed for trading on the New York Stock Exchange under the symbol “SXL.”

Sunoco Logistics Partners Operations L.P. may offer and sell, in one or more offerings from time to time, debt securities issued by Sunoco Logistics Partners Operations L.P., which will be fully and unconditionally guaranteed by Sunoco Logistics Partners L.P., and may be guaranteed by one or more of Sunoco Logistics Partners L.P.’s subsidiaries. We will provide information in the related prospectus supplement regarding the trading market, if any, for any debt securities Sunoco Logistics Partners Operations L.P. may offer.

We or selling unitholders may offer and sell these securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. This prospectus describes only the general terms of these securities and the general manner in which we or selling unitholders will offer the securities. The specific terms of any securities that we or selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or selling unitholders will offer the securities, and also may add, update or change information contained in this prospectus. We or selling unitholders will sell these securities through underwriters on a firm commitment basis. The names of any underwriters and the specific terms of a plan of distribution will be stated in a supplement to this prospectus. Selling unitholders that are affiliates of Sunoco Logistics Partners L.P. may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and, as a result, may be deemed to be offering securities, indirectly, on our behalf. We will not receive any of the proceeds from the sale of common units by selling unitholders.

You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities. You also should read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for additional information about us and our financial statements. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors on page 5 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2012.

i

ii

In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus, the applicable prospectus supplement and any free writing prospectus relating to such offering. We have not authorized anyone else to provide you with any other information. If anyone provides you with additional, different or inconsistent information, you should not rely on it.

We are not offering to sell these securities, or seeking offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference into this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes regarding those matters in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission that is incorporated by reference into this prospectus.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, Sunoco Logistics Partners L.P. (“Sunoco Logistics Partners”) or selling unitholders may offer and sell, in one or more offerings from time to time, common units representing limited partner interests in Sunoco Logistics Partners (the “common units”), or Sunoco Logistics Partners Operations L.P. (the “Operating Partnership”) may offer and sell, in one or more offerings from time to time, debt securities issued by the Operating Partnership (the “debt securities”), as described in this prospectus. The debt securities will be fully and unconditionally guaranteed by Sunoco Logistics Partners and may be guaranteed by one or more of Sunoco Logistics Partners’ subsidiaries (other than the Operating Partnership).

This prospectus contains a general description of us, the common units, the debt securities and the guarantees of the debt securities. Each time we or selling unitholders, as applicable, offer and sell common units or debt securities with this prospectus, we or selling unitholders, as applicable, will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us or selling unitholders in that offering. The prospectus supplement also may add to, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities. You also should carefully read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for additional information about us and our financial statements. To the extent information in this prospectus is inconsistent with information contained in the applicable prospectus supplement, you should rely on the information in the prospectus supplement.

As used in this prospectus, “we,” “us” and “our” and similar terms mean Sunoco Logistics Partners and its subsidiaries, except that those terms, when used in this prospectus in connection with the common units described herein, shall mean Sunoco Logistics Partners, and when used in connection with the debt securities described herein, shall mean the Operating Partnership, unless the context indicates otherwise. References to our “general partner” mean Sunoco Partners LLC, the general partner of Sunoco Logistics Partners. Occasionally, in this prospectus, we refer to Sunoco Logistics Partners as the “Guarantor.” The Guarantor will fully and unconditionally guarantee the Operating Partnership’s payment obligations under any series of debt securities offered by this prospectus.

SUNOCO LOGISTICS PARTNERS L.P. AND

SUNOCO LOGISTICS PARTNERS OPERATIONS L.P.

Sunoco Logistics Partners is a publicly traded Delaware limited partnership formed in October 2001 that owns and operates a crude oil and refined products logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling and acquisition and marketing assets, used in the purchase, sale, transportation and storage of crude oil and refined products. The Operating Partnership, a Delaware limited partnership formed in December 2001, is a direct wholly owned subsidiary of Sunoco Logistics Partners that owns the operating subsidiaries of Sunoco Logistics Partners.

We are principally engaged in the transportation, terminalling and storage of crude oil and refined products. Our portfolio of geographically diverse assets earns revenues in 30 states located throughout the United States. We also generate revenues by purchasing and selling domestic crude oil. Generally, as we purchase crude oil we simultaneously enter into corresponding sale transactions involving physical deliveries of crude oil, which enables us to secure a profit on the transaction at the time of purchase and establish a substantially balanced position, thereby minimizing exposure to crude oil price volatility after the initial purchase. However, the margins we receive from these transactions may vary from period to period. We do not enter into futures contracts or other derivative instruments in connection with these purchases and sales unless they result in the physical delivery of crude oil.

Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of Sunoco Logistics Partners, is a wholly owned subsidiary of Energy Transfer Partners, L.P., a publicly traded Delaware limited partnership (“ETP”). Our general partner holds no assets other than its investment in Sunoco Logistics Partners and notes receivable and other amounts receivable from affiliates of ETP.

Our principal executive offices are located at 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103, and our phone number is 866-248-4344.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), that registers the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

Sunoco Logistics Partners files annual, quarterly and other reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings also are available on the SEC’s website. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Sunoco Logistics Partners has filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is an important part of this prospectus. Information that Sunoco Logistics Partners later provides to the SEC, and which is deemed to be “filed” with the SEC, will automatically update and supersede information contained in this prospectus and in the other documents previously filed with the SEC, and may replace information contained in this prospectus. Therefore, before you decide to invest in any securities offered by this prospectus, you should always check for, and carefully read, any reports and other documents that we may have filed with the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the documents listed below filed by Sunoco Logistics Partners:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 24, 2012;

•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012 (filed on November 8, 2012), June 30, 2012 (filed on August 2, 2012) and March 31, 2012 (filed on May 3, 2012);

•	Current Reports on Form 8-K filed on November 9, 2012, October 25, 2012, October 12, 2012, August 14, 2012, July 24, 2012, May 3, 2012, May 2, 2012, March 6, 2012 and February 2, 2012; and

•

the description of our common units contained in Sunoco Logistics Partners’ registration statement on Form 8-A, filed on January 28, 2002, as amended by Amendment No. 1 thereto filed on May 13, 2005 and Amendment No. 2 thereto filed on January 29, 2010, and any subsequent amendment thereto filed for the purpose of updating such description.

In addition, all documents subsequently filed by Sunoco Logistics Partners with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information “furnished” and not “filed” with the SEC on any Current Report on Form 8-K, unless otherwise noted), prior to the completion or termination of the applicable offering under this prospectus and the related prospectus supplement, shall be deemed to be incorporated by reference into this prospectus.

As previously disclosed in the Sunoco Logistics Partners’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, the Financial Accounting Standards Board (“FASB”) codified guidance in June 2011 related to the presentation of comprehensive income. The guidance requires entities to present net income and other comprehensive income in a single continuous statement of comprehensive income or in two separate, but consecutive, statements. The new guidance does not change the components that are recognized in net income and the components that are recognized in other comprehensive income. We have elected to present the components of net income and other comprehensive income (loss) in one continuous statement. The revised presentation is retroactively applied to all periods. The following presents the retroactive presentation and should be read in conjunction with the information in Sunoco Logistics Partners’ Annual Report on Form 10-K for the year ended December 31, 2011.

	Year Ended December 31,
(unaudited, $ millions)	2009	2010	2011
Net Income	$250	$348	$322
Net Income attributable to noncontrolling interests	—	2	9

Net Income attributable to Sunoco Logistics Partners L.P.	250	350	331
Other comprehensive income/(loss):
Change in cash flow hedges	1	(2)	4
Recognition of funded status of affiliates’ postretirement plans	—	1	—

Total Comprehensive Income	251	347	326
Less: Comprehensive Income attributable to noncontrolling interests	—	2	9

Comprehensive Income attributable to Sunoco Logistics Partners L.P.	$251	$345	$317

We make available free of charge on or through our Internet website, www.sunocologistics.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not a part of this prospectus and is not incorporated by reference into this prospectus (unless specifically incorporated by reference into this prospectus as described above).

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through the SEC’s website at the address provided above. We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that is incorporated by reference into this prospectus (excluding any exhibit to those documents, unless the exhibit is specifically incorporated by reference into such documents), at no cost, by visiting our internet website at www.sunocologistics.com, or by writing or calling us at the following address:

Investor Relations

Sunoco Logistics Partners L.P.

1818 Market Street, Suite 1500

Philadelphia, Pennsylvania 19103

Telephone: (866) 248-4344

In making your investment decision, you should rely only on the information contained or incorporated by reference into this prospectus, the applicable prospectus supplement and any free writing prospectus relating to such offering. We have not authorized anyone else to provide you with any other information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the front cover of those documents. You should not assume that the information contained in the documents incorporated by reference into this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the respective dates of those documents.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement, together with all of the other information contained in or incorporated by reference into this prospectus or any prospectus supplement as provided under “Incorporation by Reference.” This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.”

If any of these risks were to materialize, our business, financial condition, results of operations, cash flows or prospects could be adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

All of the statements, other than statements of historical fact, included or incorporated by reference into this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference contain “forward-looking” statements. These forward-looking statements discuss our goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, our management. Words such as “may,” “anticipates,” “believes,” “expects,” “estimates,” “planned,” “intends,” “projects,” “scheduled” or other similar phrases or expressions identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference.

Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions, any or all of which ultimately may prove to be inaccurate. These statements are also subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results projected, forecasted, estimated or budgeted, including, but not limited to, the following:

•	changes in demand for, or supply of, crude oil, petroleum products and natural gas liquids that impact demand for our pipeline, terminalling and storage services;

•	changes in the short-term and long-term demand for crude oil, refined petroleum products and natural gas liquids we buy and sell;

•	an increase in the competition encountered by our terminals, pipelines and acquisition and marketing operations;

•	our ability to successfully consummate announced acquisitions or expansions and integrate them into our existing business operations;

•	delays related to construction of, or work on, new or existing facilities and the issuance of applicable permits;

•	changes in the financial condition or operating results of joint ventures or other holdings in which we have an equity ownership interest;

•	changes in the general economic conditions in the United States;

•	changes in laws and regulations to which we are subject, including federal, state and local tax, safety, environmental and employment laws;

•	changes in regulations governing the composition of the products that we transport, terminal and store;

•	improvements in energy efficiency and technology resulting in reduced demand for petroleum products;

•	our ability to manage growth and/or control costs;

•	the ability of ETP to successfully integrate our operations and employees, and realize anticipated synergies;

•	the effect of changes in accounting principles and tax laws and interpretations of both;

•

global and domestic economic repercussions, including disruptions in the crude oil and petroleum products markets, from terrorist activities, international hostilities and other events, and the government’s response thereto;

•	changes in the level of operating expenses and hazards related to operating facilities (including equipment malfunction, explosions, fires, spills and the effects of severe weather conditions);

•	the occurrence of operational hazards or unforeseen interruptions for which we may not be adequately insured;

•	the age of, and changes in the reliability and efficiency of, our operating facilities;

•	changes in the expected level of capital, operating or remediation spending related to environmental matters;

•	changes in insurance markets resulting in increased costs and reductions in the level and types of coverage available;

•	risks related to labor relations and workplace safety;

•	non-performance by or disputes with major customers, suppliers or other business partners;

•	changes in our tariff rates implemented by federal and/or state government regulators;

•

the amount of our debt, which could make us vulnerable to adverse general economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to competitors that have less debt, or have other adverse consequences;

•	restrictive covenants in our credit agreements and other debt agreements;

•	changes in our or ETP’s credit ratings, as assigned by ratings agencies;

•	the condition of the debt capital markets and equity capital markets in the United States, and our ability to raise capital in a cost-effective way;

•	performance of financial institutions impacting our liquidity, including those supporting our credit facilities;

•	the effectiveness of our risk management activities, including the use of derivative financial instruments to hedge commodity risks;

•	changes in interest rates on our outstanding debt, which could increase the costs of borrowing; and

•

the costs and effects of legal and administrative claims and proceedings against us or any entity in which we have an ownership interest, and changes in the status of, or the initiation of new litigation, claims or proceedings, to which we, or any entity in which we have an ownership interest, are a party.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds (after the payment of offering expenses and underwriting discounts and commissions) from our sale of securities for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions (which may consist of acquisitions of discrete assets or businesses).

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

We will not receive any of the proceeds from the sale of common units by selling unitholders.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for both Sunoco Logistics Partners and the Operating Partnership for each of the periods indicated is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges	3.77x	6.69x	5.68x	5.20x	4.28x	6.02x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investments, less capitalized interest.

DESCRIPTION OF THE COMMON UNITS

Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our Third Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 and Amendment No. 2 thereto (as amended, our “partnership agreement”). For a description of the rights of holders of our common units to cash distributions, please read “Cash Distributions” in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement” in this prospectus. We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs our common units.

References in this “Description of the Common Units” to “we,” “us” and “our” mean Sunoco Logistics Partners L.P.

Number of Common Units

As of September 30, 2012, we had 103,562,297 common units outstanding, of which 70,031,660 are held by the public and 33,530,637 are held by our general partner. The common units represent an aggregate 98% limited partner interest in us and the general partner interest held by our general partner represents an aggregate 2% general partner interest in us.

Timing of Distributions

We pay distributions no later than 45 days after March 31, June 30, September 30 and December 31 to holders of record on the applicable record date. For additional information, please read “Cash Distributions.”

Issuance of Additional Partnership Securities; Preemptive Rights

In general, we may issue additional partnership securities for any partnership purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as shall be established by our general partner in its sole discretion, all without the approval of any limited partners. The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities. For additional information, please read “Description of Our Partnership Agreement—Issuance of Additional Partnership Securities; Preemptive Rights ..”

Voting Rights

Unlike the holders of common stock in a corporation, our limited partners have only limited voting rights on matters affecting our business. Our limited partners have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, including common units owned by our general partner and its affiliates. Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders. For additional information, please read “Description of Our Partnership Agreement—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the total limited partner interests of any class then outstanding, our general partner will then have the right, which right it may assign and transfer in whole or in part to us or any affiliate of our general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than our general partner and its affiliates. For additional information, please read “Description of Our Partnership Agreement—Limited Call Right.”

Exchange Listing

Our common units are listed on the New York Stock Exchange under the symbol “SXL.”

Transfer Agent and Registrar Duties

American Stock Transfer & Trust Company serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of common units; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities as transfer agent, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

Any transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to comply with and be bound by and to have executed our partnership agreement;

•	represents and warrants that such transferee has the right, power and authority and, if an individual, the capacity to enter into our partnership agreement;

•	grants the powers of attorney set forth in our partnership agreement; and

•	gives the consents and approvals and makes the waivers contained in our partnership agreement.

An assignee will become a substituted limited partner for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon admission as a substituted limited partner for the transferred common units, a purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

•	the right to assign the common units to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of common units.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

CASH DISTRIBUTIONS

References in this “Cash Distributions” section to “we,” “us” and “our” mean Sunoco Logistics Partners L.P.

Distributions of Available Cash

General. Our partnership agreement provides that we will distribute all of our available cash to unitholders of record on the applicable record date within 45 days after the end of each quarter.

Definition of Available Cash. Available cash generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash reserves that our general partner establishes to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common units on a quarterly basis at least the minimum quarterly distribution of $0.15 per unit, or $0.60 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the quarterly distribution in this amount, or the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit facilities or the debt securities.

Operating Surplus and Capital Surplus

General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus. Operating surplus for any period generally means:

•	our cash balance on the closing date of our initial public offering; plus

•	$15.0 million (as described below); plus

•

all of our cash receipts after the closing of our initial public offering, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•

all of our operating expenditures after the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserves established by our general partner in good faith to provide funds for future operating expenditures.

Definition of Capital Surplus. Generally, capital surplus will be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt and equity securities; and

•

sales or other disposition of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Characterization of Cash Distributions. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes $15.0 million in addition to our cash balance on the closing date of our initial public offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $15.0 million of cash we receive in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

We will make distributions of available cash from operating surplus for any quarter in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	Thereafter, in the manner described in “—Incentive Distribution Rights” below.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds all of the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in our partnership agreement.

If for any quarter we have distributed available cash from operating surplus to the unitholders in an amount equal to the minimum quarterly distribution, then we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	First, 98% to all unitholders, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.1667 per unit for that quarter (the “first target distribution”);

•

Second, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.1917 per unit for that quarter (the “second target distribution”);

•

Third, 63% to all unitholders, pro rata, 35% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until each unitholder receives a total of $0.5275 per unit for that quarter (the “third target distribution”); and

•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of the additional available cash from operating surplus between the unitholders and our general partner up to the various target distribution levels.

The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any.

The percentage interests shown for the unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Unitholders	General Partner(1)
Minimum Quarterly Distribution	up to $0.150	98%	2%
	above $0.150
First Target Distribution	up to $0.1667	98%	2%
	above $0.1667
Second Target Distribution	up to $0.1917	85%	15%
	above $0.1917
Third Target Distribution	up to $0.5275	63%	37%
Thereafter	above $0.5275	50%	50%

(1)	Includes our general partner’s 2% general partner interest.

Distributions from Capital Surplus

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

First, 98% to all unitholders, pro rata, and 2% to our general partner, until a hypothetical holder of a common unit acquired in our initial public offering has received with respect to such common unit, during the period since our initial public offering through such date, distributions of available cash that are deemed to be capital surplus in an aggregate amount equal to the initial public offering price; and

•	Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. We will then make all future distributions from operating surplus, with 50% being paid to the holders of units, 48% to the holders of the incentive distribution rights and 2% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum marginal federal and effective state and local income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of their previous levels.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in our partnership agreement. After January 26, 2010 (the date of our Third Amended and Restated Agreement of Limited Partnership), we generally will allocate any gain to the partners in the following manner:

•	First, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	Second, 98% to the common unitholders, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

•	the unrecovered initial unit price; and

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	Third, 98% to all unitholders, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

•

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit for each quarter of our existence that we distributed 98% to the unitholders, pro rata, and 2% to our general partner;

•

Fourth, 85% to all unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

•

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit for each quarter of our existence that we distributed 85% to the unitholders, pro rata, 13% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner;

•

Fifth, 63% to all unitholders, pro rata, 35% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner, until we allocate under this paragraph an amount per unit equal to:

•	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

•

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit for each quarter of our existence that we distributed 63% to the unitholders, pro rata, 35% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner; and

•	Thereafter, 50% to all unitholders, pro rata, 48% to the holders of the incentive distribution rights, pro rata, and 2% to our general partner.

Manner of Adjustments for Losses. Upon our liquidation, after making allocations of loss to our general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•

First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	Thereafter, 100% to our general partner.

Adjustments to Capital Accounts upon the Issuance of Partnership Interests.

We will make adjustments to capital accounts upon the issuance of additional partnership interests. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional partnership interests, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional partnership interests or upon our liquidation in a manner that results, to the extent possible, in our general partner’s capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

This description is a summary of the material provisions of our partnership agreement. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distributions;”

•	allocations of taxable income and other tax matters are described under “Material Tax Considerations;” and

•	a general description of our common units is contained under “Description of Our Common Units.”

The description of our partnership agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of our Third Amended and Restated Agreement of Limited Partnership, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 28, 2010, as amended by Amendment No. 1 thereto, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on July 5, 2011, and Amendment No. 2 thereto, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on November 28, 2011, each of which is incorporated by reference into this prospectus. We urge you to read our partnership agreement, as our partnership agreement, and not this description, governs our common units.

References in this “Description of Our Partnership Agreement” to “we,” “us” and “our” mean Sunoco Logistics Partners L.P.

Organization and Duration

We were organized on October 15, 2001 and will continue in existence until we are dissolved pursuant to our partnership agreement and our certificate of limited partnership is cancelled.

Purpose

Under our partnership agreement, the purpose and nature of the business to be conducted by us is to:

(a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon us as a partner of the Operating Partnership pursuant to the Operating Partnership’s partnership agreement (the “Operating Partnership Agreement”) or otherwise;

(b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity;

(c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by our general partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)) or a subsidiary or our activity that generates qualifying income or (ii) enhances the operations of an activity of the Operating Partnership; and

(d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a member of the partnership group.

Under the Operating Partnership Agreement, the purpose and nature of the business to be conducted by the Operating Partnership is to (a) acquire, manage, operate and sell the assets or properties now or hereafter acquired by the Operating Partnership, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in, and, in connection therewith, to exercise all of the rights and powers conferred upon the Operating Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Operating Partnership’s general partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Operating Partnership pursuant to the agreements relating to such business activity; provided, however, that the Operating Partnership’s general partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Internal Revenue Code) or (ii) enhances the operations of an activity of the Operating Partnership that generates qualifying income, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a member of the partnership group, Sunoco Logistics Partners or any subsidiary of Sunoco Logistics Partners.

Our general partner has no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by us of any business free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee and, in declining to so propose or approve, is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any governing agreement of a member of the partnership group, any other agreement contemplated by our partnership agreement or under the Delaware Act or any other law, rule or regulation.

Board of Directors

Our general partner manages our operations and activities on our behalf through its directors and officers. Our general partner is not elected by our common unitholders and will not be subject to re-election in the future. Common unitholders will not be entitled to elect the directors of our general partner on an annual or other continuing basis. The board of directors of our general partner is chosen by ETP, its sole member, and only ETP has the right to remove directors.

Power of Attorney

Each limited partner, and each person who acquires a common unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Capital Contributions

Except as described below under “—Limited Liability,” the common units will be fully paid, and common unitholders will not be required to make additional capital contributions to us.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus such limited partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it as described below. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take any other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on such limited partner’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution; provided, however, that such limited partner will have no liability for the amount of the distribution after the expiration of three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a limited partner or member of our subsidiaries formed as limited partnerships or limited liability companies, respectively, may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company, respectively, have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest or limited liability company interest in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by our limited partners as a group to remove or replace our general partner, to approve certain amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to the partnership securities for any partnership purpose at any time and from time to time to such persons, for such consideration and on such terms and conditions as our general partner determines, all without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute (i) the percentage interests of the then-existing holders of common units in our net assets and (ii) the voting rights of the then-existing holders of common units under our partnership agreement.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us; provided, however, that the capital contributions required of our general partner will be offset to the extent contributions received by us in exchange for the issuance of additional partnership securities are used by us concurrently with such contributions to redeem or repurchase from any person outstanding partnership securities of the same class as the partnership securities that were issued. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest, including its interest represented by common units, that existed immediately prior to each issuance.

The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. Our general partner has no duty or obligation to propose any amendment to our partnership agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee and, in declining to propose an amendment, is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any governing agreement of a member of the partnership group, any other agreement contemplated under our partnership agreement or under the Delaware Act or any other law, rule or regulation. A proposed amendment will be effective upon its approval by the holders of a majority of the outstanding common units (a “unit majority”), unless a greater or different percentage is required under our partnership agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of outstanding units will be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, our general partner will seek the written approval of the requisite percentage of outstanding units or call a meeting of the unitholders to consider and vote on such proposed amendment. Our general partner will notify all record holders upon final adoption of any such proposed amendments.

Restrictions on Certain Amendments

Our partnership agreement provides that:

(1) no provision of our partnership agreement that establishes a percentage of outstanding units (including units deemed owned by our general partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

(2) no amendment to our partnership agreement may (a) enlarge the obligations of any limited partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to clause (3) below, (b) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option, (c) change the provision of our partnership agreement providing for our dissolution upon an election to dissolve our partnership by our general partner that is approved by a unit majority (the “election to dissolve provision”), or (d) change the term of our partnership or, except as set forth in the election to dissolve provision, give any person the right to dissolve our partnership;

(3) except for mergers or consolidations approved pursuant to the partnership agreement, and without limitation of our general partner’s authority to adopt amendments to our partnership agreement described below under “—No Unitholder Approval,” any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class affected;

(4) except for amendments described below under “—No Unitholder Approval” and except in connection with unitholder approval of a merger or consolidation, no amendments shall become effective without the approval of the holders of at least 90% of the outstanding units voting as a single class unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law; and

(5) except for amendments described below under “—No Unitholder Approval,” the provisions set forth in clauses (1) through (4) above may only be amended with the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner, without the approval of any limited partner, may amend any provision of our partnership agreement to reflect:

(1) a change in our name, the location of our principal place of business, our registered agent or our registered office;

(2) admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the members of the partnership group will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(4) a change that our general partner determines (a) does not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect, (b) to be necessary or appropriate to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (ii) facilitate the trading of our units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed for trading, (c) to be necessary or appropriate in connection with action taken by our general partner pursuant to the provisions of our partnership agreement governing distributions, subdivisions and combinations of partnership securities or (d) is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

(5) a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of a change in our fiscal year or taxable year, including, if our general partner shall so determine, a change in the definition of “Quarter” under our partnership agreement and the dates on which distributions are to be made by us;

(6) an amendment that is necessary, in the opinion of counsel, to prevent us, or our general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(7) subject to certain limitations, an amendment that our general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities pursuant to our partnership agreement;

(8) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(9) an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the provisions of our partnership agreement;

(10) an amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the terms of our partnership agreement;

(11) a merger or conveyance pursuant to which (a) our general partner has received an opinion of counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any limited partner or any member of the partnership group or cause us or any member of the partnership group to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (b) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of us into another limited liability entity and (c) the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement; or

(12) any other amendments substantially similar to the foregoing.

Action Relating to the Operating Partnership Agreement

Without the approval of holders of a unit majority, our general partner may not, on our behalf as a limited partner of the Operating Partnership, consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by our partnership agreement, take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would adversely affect our limited partners (including any particular class of partnership interests as compared to any other class of partnership interests) in any material respect.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets or the Operating Partnership’s assets without the approval of a unit majority. The general partner may also sell all or substantially all of our assets or the Operating Partnership’s assets under a foreclosure or other realization upon those encumbrances without the approval of a unit majority.

If certain conditions specified in our partnership agreement are satisfied and without the prior approval of our limited partners, our general partner may convert us or any of our subsidiaries into a limited liability entity, merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity.

Our unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets, or any other transaction or event.

Reimbursement of Our General Partner

Our general partner is not compensated for its services as a general partner or managing member of any member of the partnership group. Our general partner is reimbursed on a monthly basis, or such other basis as our general partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person including affiliates of our general partner to perform services for us or for our general partner in the discharge of its duties to us), and (ii) all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner determines the expenses that are allocable to us.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ notice to our unitholders, and that withdrawal will not constitute a breach of our partnership agreement. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders.

If our general partner gives a notice of withdrawal, the holders of a unit majority, may, prior to the effective date of such withdrawal, elect a successor general partner. The person so elected as successor general partner will automatically become the successor general partner or managing member, to the extent applicable, of the other members of the partnership group of which our general partner is a general partner or a managing member. If, prior to the effective date of our general partner’s withdrawal, a successor is not selected by our unitholders or we do not receive a withdrawal opinion of counsel regarding limited liability and tax matters, our partnership will be dissolved in accordance with our partnership agreement.

Our general partner may be removed if such removal is approved by our unitholders holding at least 66 2/3% of the outstanding units (including units held by our general partner and its affiliates). The right of the holders of outstanding units to remove our general partner may not be exercised unless we have received a withdrawal opinion of counsel regarding limited liability and tax matters. The ownership of more than 33 1/3% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal.

We will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for the benefit of us or the other members of the partnership group.

Dissolution and Liquidation

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

(1) the withdrawal, removal, bankruptcy or dissolution of our general partner, unless a successor general partner is elected prior to or on the effective date of such withdrawal, removal, bankruptcy or dissolution and a withdrawal opinion of counsel is received by us;

(2) an election to dissolve us by our general partner that is approved by the holders of a unit majority;

(3) the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or

(4) the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership group.

Upon (a) our dissolution following the withdrawal or removal of our general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of our general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a unit majority may elect to reconstitute us and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a unit majority. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Transfer of the General Partner’s General Partner Interest

Our general partner may transfer all or any of its general partner interest without unitholder approval. As a condition to such transfer, (i) the transferee must agree to assume the rights and duties of the general partner under our partnership agreement and to be bound by the provisions of our partnership agreement, (ii) we must receive an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner or of any limited partner of the Operating Partnership or cause us or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee must also agree to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of our general partner as the general partner or managing member, if any, of each other member of the partnership group.

Transfer of Ownership Interests in Our General Partner

At any time, the members of our general partner may sell or transfer all or part of their membership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or any other holder of our incentive distribution rights may transfer any or all of its incentive distribution rights without unitholder approval. As a condition to such transfer, the transferee must agree to be bound by the provisions of our partnership agreement.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Sunoco Partners LLC as our general partner or otherwise change management. If at any time any person or group (other than our general partner or its affiliates) beneficially owns 20% or more of any outstanding partnership securities of any class then outstanding, all partnership securities owned by such person or group shall not be voted on any matter and shall not be considered to be outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The foregoing limitation does not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from our general partner or its affiliates, (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i) provided that our general partner has notified such person or group in writing that such limitation will not apply, or (iii) to any person or group who acquired 20% or more of any partnership securities issued by us with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 80% of the total limited partner interests of any class then outstanding, our general partner will then have the right, which right it may assign and transfer in whole or in part to us or any affiliate of our general partner, exercisable at its option, to purchase all, but not less than all, of such limited partner interests of such class then outstanding held by persons other than our general partner and its affiliates, at the greater of:

(1) the current market price as of the date three days prior to the date that notice of the election to purchase is mailed; and

(2) the highest price paid by our general partner or any of its affiliates for any such limited partner interest of such class purchased during the 90-day period preceding the date that notice of the election to purchase is mailed.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder.

Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.

Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Securities; Preemptive Rights” above. However, if at any time any person or group, other than the general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Please read “—Change of Management Provisions” above. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instructions of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Holders of common units have very limited voting rights and may vote on the following matters:

•	a sale or exchange of all or substantially all of our assets;

•	the election of a successor general partner in connection with the withdrawal or removal of our general partner;

•	dissolution or reconstitution of our partnership;

•	a merger of our partnership;

•	issuance of limited partner interests in some circumstances; and

•	some amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Removal of our general partner requires:

•	a 66 2/3% vote of all outstanding units; and

•	the election of a successor general partner by the holders of a unit majority.

Status as Limited Partner or Assignee

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to any of our common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read “—Meetings; Voting.” Transferees that do not execute and deliver a transfer application will not be treated as assignees or as record holders of our common units and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read “Description of Our Common Units—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about its nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of its units and may not receive distributions in kind upon our liquidation.

Books and Reports

Our general partner is required to keep appropriate books and records with respect to our business at our principal offices. Our books are maintained, for both federal income tax and financial reporting purposes, on an accrual basis. For both federal income tax and financial reporting purposes, our fiscal year end is December 31.

We will furnish or make available to record holders of common units, no later than 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for the fourth quarter of each fiscal year, we will also furnish or make available unaudited financial statements no later than 90 days after the close of each quarter.

We will furnish each record holder with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect Our Books and Records

Except as described below, each limited partner has the right, for a purpose reasonably related to such limited partner’s interest as a limited partner in our partnership, upon reasonable written demand and at such limited partner’s own expense:

•	to obtain true and full information regarding the status of our business and financial condition;

•	promptly after becoming available, to obtain a copy of our federal, state and local income tax returns for each year;

•	to have furnished to it a current list of the name and last known business, residence or mailing address of each partner;

•

to have furnished to it a copy of our partnership agreement and our certificate of limited partnership and all amendments thereto, together with copies of all powers of attorney pursuant to which our partnership agreement, our certificate of limited partnership and all amendments thereto have been executed;

•

to obtain true and full information regarding the amount of cash and a description and statement of the net agreed value of any other capital contribution by each partner and that each partner has agreed to contribute in the future, and the date on which each became a partner; and

•	to obtain such other information regarding our affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our best interests, could damage the partnership group or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Sunoco Partners LLC as our general partner. We are obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Under our partnership agreement, in most circumstances, we will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, our general partner or any departing partner or any affiliate of any member of the partnership group, our general partner or any departing partner;

•

any person who is or was serving at the request of our general partner or any departing partner or any affiliate of our general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•	any person that our general partner designates as an “indemnitee” for purposes of our partnership agreement.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees in its sole discretion, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, such indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Under our partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to our partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

DESCRIPTION OF THE DEBT SECURITIES

References in this “Description of the Debt Securities” to “we,” “us” and “our” mean Sunoco Logistics Partners Operations L.P., and references to the “Subsidiary Guarantors” are to any of our subsidiaries that guarantee any of the debt securities. References in this prospectus to an “Indenture” refer to the particular indenture under which we issue a series of debt securities.

The following description sets forth the general terms and provisions that apply to the debt securities. Each prospectus supplement will state the particular terms that will apply to the debt securities included in the supplement.

We will issue our senior debt securities under an Indenture, among us, as issuer, Sunoco Logistics Partners, as Guarantor, our subsidiaries party thereto, and U.S. Bank National Association, as successor trustee. The term “Trustee” as used in this prospectus refers to the trustee under a particular Indenture. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We, the Trustee, the Guarantor and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. The debt securities will be either senior debt securities or subordinated debt securities of Sunoco Logistics Partners Operations L.P. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

Neither Indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the senior Indenture and form of subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities.

General

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be guaranteed by Sunoco Logistics Partners and may be guaranteed by the Subsidiary Guarantors, and when so guaranteed, will be each guarantor’s general obligations; and

•	may be subordinated to our Senior Indebtedness, and any guarantees of Sunoco Logistics Partners and the Subsidiary Guarantors will be subordinated to their Senior Indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

Specific Terms of Each Series of Debt Securities to be Described in the Prospectus Supplement

We will prepare a prospectus supplement and either a supplemental indenture, or authorizing resolutions of our general partner’s board of directors, accompanied by an officers’ certificate, relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	whether the debt securities are senior or subordinated debt securities;

•	the currency or currencies in which principal and interest will be paid, if not in U.S. dollars;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional events of default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the subordinated Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement also will describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, debt securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Parent Guarantee

Our payment obligations under any series of debt securities will be fully and unconditionally guaranteed by Sunoco Logistics Partners, which will execute a notation of guarantee as further evidence of its guarantee. The applicable prospectus supplement will describe the terms of any guarantee by Sunoco Logistics Partners L.P.

Sunoco Logistics Partners’ guarantee of any series of the senior debt securities will be Sunoco Logistics Partners’ unsecured and unsubordinated general obligation, and will rank on a parity with all of Sunoco Logistics Partners’ other unsecured and unsubordinated indebtedness. With respect to a series of subordinated debt securities, its guarantee will be subordinated to the senior debt of Sunoco Logistics Partners to substantially the same extent as the series of subordinated debt securities is subordinated to our senior debt. Please read “—Subordination.”

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors. If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. Please read “—Subordination.”

Limitations on Guarantees; Releases

The obligations of each of the Guarantor and the Subsidiary Guarantors under its guarantee of the debt securities will be limited to the maximum amount that will not result in its obligations under its guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the guarantor; and

•	any collections from or payments made by or on behalf of any other guarantors in respect of its obligations under its guarantee.

The guarantee of the Guarantor or any Subsidiary Guarantors may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below in “—Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, the Guarantor or a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

•

in the case of a Subsidiary Guarantor, automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•

in the case of a Subsidiary Guarantor, automatically upon the merger of the Subsidiary Guarantor into us, the Guarantor or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor;

•	in the case of the Guarantor, automatically upon the merger of the Guarantor into us or any Subsidiary Guarantor, or the liquidation or dissolution of the Guarantor; or

•

in the case of the Guarantor or a Subsidiary Guarantor, following delivery of a written notice of the release by us to the Trustee, upon the release of all guarantees by the Guarantor or the Subsidiary Guarantor of any debt of ours for borrowed money or for a guarantee thereof, except for any series of debt securities.

Specific Covenants

The Indenture contains the following covenants for the benefit of the holders of all series of debt securities:

Reports

So long as any debt securities are outstanding, Sunoco Logistics Partners will:

•

for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it is required to file with the SEC, copies of the annual report and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•

if it is not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 15 days after it would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its unitholders pursuant to the Exchange Act, file with the Trustee any annual report or other reports sent to unitholders generally.

Consolidation, Merger or Sale

We will not merge, amalgamate or consolidate with or into any other person or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our assets to any person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•	we are the surviving person in the case of a merger, or the surviving person:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes, by supplemental indenture in form satisfactory to the Trustee, all the obligations under the Indenture and the debt securities to be performed or observed by us;

•	immediately after giving effect to the transaction or series of transactions, no Default or Event of Default would occur or be continuing;

•

if we are not the surviving person, then each of the Guarantor and any Subsidiary Guarantor, unless it is the person with which we have consummated a transaction under this provision, shall have confirmed that its guarantee of the notes shall continue to apply to the obligations under the debt securities and the Indenture; and

•

we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the Indenture.

Thereafter, the surviving person will be substituted for us under the Indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture and the debt securities.

A series of debt securities may contain additional financial and other covenants. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•

default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•

failure by us or the Guarantor or, if the series of debt securities is guaranteed by any Subsidiary Guarantor, by such Subsidiary Guarantor to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or the Guarantor or, if the series of debt securities is guaranteed by any Subsidiary Guarantor, of such Subsidiary Guarantor;

•	the guarantee of the Guarantor or, if the series of debt securities is guaranteed by any Subsidiary Guarantor, any of the subsidiary guarantees:

•	ceases to be in full force and effect, except as otherwise provided in the Indenture; or

•	is declared null and void in a judicial proceeding; or

•	the Guarantor or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of Remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and the Guarantor and, if the series of debt securities is guaranteed by any Subsidiary Guarantor, any such Subsidiary Guarantor, of the default and such default is not cured or waived within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that has become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due on its debt securities, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of an Event of Default

Within 30 days after the occurrence of any Default (meaning an event that is, or after the notice or passage of time would be, an Event of Default) or Event of Default, we are required to give an officers’ certificate to the Trustee specifying the Default or Event of Default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating that we have complied with all covenants contained in the Indenture or whether any Default or Event of Default has occurred during the previous year.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Default by the later of 90 days after the Default occurs or 30 days after the Trustee knows of the Default. Except in the case of a Default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add any Subsidiary Guarantor with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on any debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us, the Guarantor or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of debt securities of any series to be issued under the Indenture.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change in the amendment provisions that require each holder’s consent;

•	make any change in the waiver provisions; or

•	except as provided in the Indenture, release the Guarantor or any Subsidiary Guarantor, or modify the guarantee of the Guarantor or any Subsidiary Guarantor in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders becomes effective, we are required to mail to all holders of each series affected by it a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by us, the Guarantor or any Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past Default or Event of Default under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate certain specified obligations, including our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;

•	the bankruptcy provisions with respect to the Guarantor and any Subsidiary Guarantor; and

•

the guarantee provision described under “—Events of Default, Remedies and Notice—Events of Default” above with respect to a series of debt securities, if applicable, and any Event of Default that is added specifically for such series and described in a prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to the Guarantor and any Subsidiary Guarantor) or sixth bullet points under “—Events of Default, Remedies and Notice—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no Default has occurred and is continuing after the deposit in trust; and

•

deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service (the “IRS”) or other change in applicable federal income tax law.

In addition, we may discharge all our obligations under the Indenture with respect to the debt securities of a particular series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the Trustee for cancellation; or

•

all debt securities of that series not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point we have irrevocably deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of the debt securities of that series, including interest and premium, if any, to the stated maturity or applicable redemption date.

No Personal Liability of General Partner

Sunoco Logistics Partners GP LLC, our general partner, and its directors, officers, employees and members, as such, will not be liable for:

•	any of our obligations or the obligations of the Guarantor or any Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include any obligation created or assumed by us for the repayment of borrowed money and any guarantee thereof, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities or to other obligations which are pari passu with or subordinated to the debt securities. Subordinated debt securities and the related guarantees will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of the Guarantor and, if applicable, any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or the Guarantor or, if applicable, a Subsidiary Guarantor will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or the Guarantor’s or, if applicable to any series of outstanding debt securities, a Subsidiary Guarantor’s assets, to creditors:

•	upon a liquidation or dissolution of us or the Guarantor or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or the Guarantor or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance or discharge of the subordinated debt securities; or

•

repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case:

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York (“DTC”) will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own our debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

References in this “Conflicts of Interest and Fiduciary Responsibilities” to “we,” “us” and “our” mean Sunoco Logistics Partners L.P.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates, including ETP, on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to ETP. At the same time, our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to the unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

As indicated above, our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders or to our general partner in respect of the incentive distribution rights.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of cash reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of enabling our general partner to receive distributions on the incentive distribution rights.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units, our partnership agreement permits us to borrow funds, which may enable us to make this distribution on all outstanding units. Please read “Cash Distributions” in this prospectus.

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, the Operating Partnership or its operating subsidiaries, other than as provided in the treasury services agreement between us and an affiliate of ETP, which wholly owns our general partner.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of certain of the officers and employees who provide services to our general partner. Generally, the officers of our general partner spend substantially all of their time managing our business and affairs. However, certain of our general partner’s officers currently devote time to the affairs of affiliates of ETP, which wholly owns our general partner, and such officers are compensated by such ETP affiliates for the services rendered to them.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, may not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are required to be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of these transactions.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Common units are subject to our general partner’s limited call right.

If, at any time, our general partner and its affiliates own more than 80% of our common units then outstanding, our general partner has the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units at a price not less than the then-current market price of the common units. Our general partner may exercise this right at its option, free of any fiduciary duty or obligation to us or our unitholders. As a result, a unitholder may have its common units purchased from it at an undesirable time or price. For a description of this right, please read “Description of Our Partnership Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for the holders of common units.

Attorneys, independent registered public accountants and others who will perform services for us in the future will be selected by our general partner or the conflicts committee and may also perform services for our general partner and its affiliates. We may, but are not required to, retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. Such conflicts may arise out of extraordinary transactions between us and ETP or its affiliates, such as transfers of material assets or mergers or material amendments to our agreements with ETP and its affiliates. We do not intend to retain separate counsel in most cases.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that the general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us and certain services the employees of our general partner provide to ETP and its affiliates. Except as provided in our partnership agreement and in our omnibus agreement with affiliates of ETP, neither ETP nor its affiliates, other than our general partner, are prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Conflicts of interest may arise between us and ETP, as the owner of our general partner which, due to limited fiduciary responsibilities, may permit ETP and its affiliates to favor their own interests to the detriment of our unitholders.

ETP owns and controls our two percent general partner interest and owns 32.4 percent of our limited partnership interests. Conflicts of interest may arise, from time to time, between ETP and its affiliates (including our general partner), on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates (including ETP) over the interests of our unitholders. These conflicts may include, among others, the following situations:

•

ETP and its affiliates may engage in competition with us. Neither our partnership agreement nor any other agreement requires ETP to pursue a business strategy that favors us or utilizes our assets, and our general partner may consider the interests of parties other than us, such as ETP, in resolving conflicts of interest;

•

under our partnership agreement, our general partner’s fiduciary duties are restricted, and our unitholders have only limited remedies available in the event of conduct constituting a potential breach of fiduciary duty by our general partner;

•

our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash available for distribution to our unitholders and the amount received by our general partner in respect of its incentive distribution rights;

•	our general partner determines which costs incurred by ETP and its affiliates are reimbursable by us; and

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any additional contractual arrangements are fair and reasonable to us; and our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates.

Fiduciary Responsibilities

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or otherwise modify the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. These modifications, among other things, restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Rights and remedies of unitholders under Delaware law	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Sunoco Logistics Partners L.P. and Sunoco Logistics Partners Operations L.P., our operating partnership.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the limited partner status of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications (please read “—Limited Partner Status”); (ii) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (iii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iv) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, marketing and processing of crude oil, the storage and marketing of refined products, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90.0% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Our operating partnership will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Neither we nor our operating partnership has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90.0% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Sunoco Logistics Partners L.P. will be treated as partners of Sunoco Logistics Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Sunoco Logistics Partners L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing the federal income tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Latham & Watkins LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in Sunoco Logistics Partners L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Sunoco Logistics Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50.0% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations ) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

a)	interest on indebtedness properly allocable to property held for investment;

b)	our interest expense attributed to portfolio income; and

c)	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

a)	his relative contributions to us;

b)	the interests of all the partners in profits and losses;

c)	the interest of all the partners in cash flow; and

d)	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

a)	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

b)	any cash distributions received by the unitholder as to those units would be fully taxable; and

c)	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35.0% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months ) of individuals is 15.0%. These rates are scheduled to sunset after December 31, 2012, and thereafter, absent new legislation, the U.S. federal income tax rates on both ordinary income and long-term capital gains will increase. Further, such rates are subject to change by new legislation at any time.

The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150.0% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our general partner and other unitholders immediately prior to such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

a)	a short sale;

b)	an offsetting notional principal contract; or

c)	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50.0% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50.0% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units. Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30.0%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules ) more than 5.0% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50.0% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Sunoco Partners LLC as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1.0%

profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1.0% interest in profits or by any group of unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements. Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common units paid to a paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, proposed Treasury Regulations and subsequent IRS guidance provide that such rules will apply to payments of dividends made on or after January 1, 2014, and to payments of gross proceeds from a sale or other disposition of our common units on or after January 1, 2017. Because we may not know the extent to which a distribution is a dividend for United States federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding these withholding provisions.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

b)	whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

a)	for which there is, or was, “substantial authority”; or

b)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200.0% or more (or 50.0% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. We do not anticipate making any valuation misstatements.

In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2.0 million in any single year, or $4.0 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

a)	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties;”

b)	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

c)	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Recently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status”. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or conduct business in 30 states. Many of these states currently impose a personal income tax on individuals and also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of any series of debt securities that we may offer hereunder will be set forth in the prospectus supplement relating to the offering of such debt securities.

SELLING UNITHOLDERS

We are registering for resale an indeterminate number of our common units held by certain of our unitholders to be named in a prospectus supplement.

The prospectus supplement for any offering of our common units by a selling unitholder hereunder will include, among other things, the following information:

•	the name of the each selling unitholder;

•	the nature of any position, office or other material relationship which each selling unitholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of common units held by each selling unitholder prior to the offering;

•	the number of common units to be offered for each selling unitholder’s account; and

•	the number and (if one percent or more) the percentage of common units held by each of the selling unitholders after the offering.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with an investment in the common units and/or debt securities by an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, which we refer to collectively as “Similar Laws.” As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” by reason of a plan’s investment in such entities.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, which we refer to as an “ERISA Plan,” and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the common units or debt securities with any portion of the assets of an employee benefit plan, a fiduciary of the employee benefit plan should consider, among other things, whether the investment is in accordance with the documents and instruments governing the employee benefit plan and the applicable provisions of ERISA, the Internal Revenue Code or any applicable Similar Law relating to the fiduciary’s duties to the employee benefit plan, including, without limitation: (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws; (c) whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws and (d) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Tax Considerations—Tax-Exempt Organizations and Other Investors.”

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to individual retirement accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under Section 406 ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excises taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Internal Revenue Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code but may be subject to similar prohibitions under other applicable Similar Laws.

The acquisition and/or holding of the common units and/or the debt securities by an ERISA Plan with respect to which we, a guarantor or any of the initial purchasers of the common units and/or the debt securities, or certain of our or their affiliates, are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the common units or the debt securities, as applicable, are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to provide exemptive relief for direct or indirect prohibited transactions resulting from the acquisition, holding and, if applicable, conversion of the common units and/or the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting transactions involving insurance company pooled separate accounts, PTCE 91-38 respecting transactions involving bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the common units and/or the debt securities should not be purchased or held (or converted to equity securities, in the case of any convertible debt) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by purchase or acceptance of the common units and/or the debt securities, each purchaser and subsequent transferee of the common units and/or the debt securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the common units and/or the debt securities constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the common units and/or the debt securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section  4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

Plan Asset Issues

In connection with an investment in the common units or debt securities with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of the common units and/or the debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the common units and/or the debt securities, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transaction in which we seek to engage could constitute “prohibited transaction” under the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. These regulations generally provide that when an ERISA Plan acquires an equity interest in certain entities, the ERISA Plan’s assets are deemed to include both the equity interest and an undivided interest in each of the underlying assets of the entity (“plan assets”) unless an exception applies. An entity’s underlying assets will not be considered to be “plan assets” of an employee benefit plan which purchases an interest therein if, among other things, (a) the equity interest acquired by employee benefit plans are “publicly offered securities”—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “operating company” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company,” or (c) there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that less than 25% of the total value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code, individual retirement accounts and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in the common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (c)). With respect to an investment in the debt securities, we believe that our assets should not be considered “plan assets” under these regulations because such securities are not equity securities and, even if they are issued with a feature that allows their conversion into equity securities, the securities into which they will be convertible will satisfy the requirements in (a) and (b) above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and Similar Laws should not be construed as legal advice. Plan fiduciaries and other persons contemplating a purchase of the common units and/or the debt securities should consult with their own counsel regarding the potential applicability of and consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the complexity of these rules and the serious penalties imposed on persons who engage in non-exempt prohibited transactions or other violations. Investors in the common units and the debt securities have exclusive responsibility for ensuring that their purchase of the common units and/or the debt securities does not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any similar provisions of Similar Laws. The sale of any common units and/or debt securities by or to any employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such employee benefit plans generally or any particular employee benefit plan, or that such an investment is appropriate for such employee benefit plans generally or any particular employee benefit plan.

PLAN OF DISTRIBUTION

We or selling unitholders will sell the securities being offered hereby through underwriters on a firm commitment basis.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including: (i) the name or names of any underwriters; (ii) the purchase price of the securities and the proceeds to us and, if applicable, any selling unitholder from the sale; (iii) any underwriting discounts and commissions and other items constituting underwriters’ compensation; and (iv) any delayed delivery arrangements.

We and, if applicable, the selling unitholders will enter into an underwriting agreement with the underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and, if applicable, the selling unitholders may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Latham & Watkins LLP will also render an opinion on the material federal income tax considerations regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Sunoco Logistics Partners L.P. appearing in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2011 and the effectiveness of Sunoco Logistics Partners L.P.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young, LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting given on the authority of such firm as experts in accounting and auditing.

$700,000,000

Sunoco Logistics Partners Operations L.P.

$350,000,000 3.45% Senior Notes due 2023

$350,000,000 4.95% Senior Notes due 2043

Guaranteed By

Sunoco Logistics Partners L.P.

Prospectus Supplement

January 7, 2013

Joint book-running managers

J.P. Morgan

Citigroup

Mitsubishi UFJ Securities

Mizuho Securities

RBS

Co-managers

Deutsche Bank Securities

Goldman, Sachs & Co.

PNC Capital Markets LLC

Scotiabank

TD Securities

US Bancorp